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                                                                    Exhibit 4(a)



                          [WESTERN-SOUTHERN LIFE LOGO]



                    Western-Southern Life Assurance Company

         Agrees to provide the benefits and rights set out on this and the pages that follow which are a part of the Contract. They are provided as consideration for the application and purchase payment(s) for the Contract.

         The Contract, the attached application, and any amendments, riders or endorsements make up the entire Contract. The Contract does not take effect until the Contract Date and until we have received the initial purchase payment.

         TEN DAY FREE LOOK. Please examine the Contract. If you are not satisfied, you may cancel the Contract by returning it to us at our Variable Annuity Service Center listed on page 3 within 10 days after you receive it. We will refund the Contract Value computed at the end of the Valuation Period during which the Contract was received, plus any premium tax deducted from the purchase payment, within 7 days of our receipt of the Contract.



              /s/ JAMES N. CLARK               /s/ JOHN F. BARRETT
                    Secretary                     President and
                                             Chief Executive Officer



This Annuity Contract is a legal contract between the Contract Owner and the Company.

                          READ YOUR CONTRACT CAREFULLY

         All values provided by this Contract, when based on the investment experience of the Variable Account, are variable and are not guaranteed as to fixed dollar amount. These values may increase or decrease to reflect the investment experience of the Variable Account.

                           Issued by a Stock Company
               Home Office: 400 Broadway, Cincinnati, Ohio 45202
              FLEXIBLE PURCHASE PAYMENT DEFERRED VARIABLE ANNUITY
                         Income Payable at Income Date
                       Death Benefit Prior to Income Date
                               Non-Participating




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                                    CONTENTS

DATA PAGE.....................................................  3
DEFINITIONS...................................................  4
ACCUMULATION PROVISIONS.......................................  4
     Purchase Payments........................................  4
     Allocation of Purchase Payments..........................  5
     Fixed Account............................................  5
          Fixed Account Value.................................  5
          Interest Credited...................................  5
     Variable Account.........................................  5
          Variable Account Value..............................  5
          Sub-Account.........................................  5
          Accumulation Units..................................  6
          Net Investment Factor...............................  6
     Transfers................................................  7
CONTRACT CHARGES AND
DEDUCTIONS....................................................  7
     Contract Maintenance Charge..............................  7
     Mortality and Expense Risk Charge........................  8
     Contract Administration Charge...........................  8
     Premium Tax Deductions...................................  8
     Surrender Charge.........................................  8
SURRENDER AND WITHDRAWAL
PROVISIONS....................................................  8
     General Surrender Provisions.............................  8
     Partial Withdrawals......................................  8
     Surrender................................................  9
     Surrender Charge.........................................  9
     Free Withdrawal Amount...................................  9
     Systematic Withdrawal Plan...............................  9
     Reduction of Surrender Charge............................  9
     Delay in Payment......................................... 10
OWNERSHIP PROVISIONS.......................................... 10
     Contract Owner........................................... 10
     Joint Owner.............................................. 10
     Contingent Owner......................................... 10
     Beneficiary.............................................. 10
     Assignment............................................... 10
DEATH PROVISIONS.............................................. 11
     Death of Owner........................................... 11
     Death of Annuitant....................................... 11
     Death Benefit............................................ 11
     Required Distributions................................... 11
     Priority of Beneficiaries................................ 12
PAYOUT PROVISIONS............................................. 12
     Income Date.............................................. 12
     Payout Plans............................................. 12
     Additional Interest...................................... 14
     Choosing a Payout Plan................................... 14
     Minimum Installment...................................... 15
     Due Date................................................. 15
GENERAL PROVISIONS............................................ 15
     Reports.................................................. 15
     Statements In Application................................ 15
     Modification Of Contract................................. 15
     Incontestability......................................... 15
     Incorrect Age Or Sex..................................... 15
     Place Of Payment......................................... 15
     Submission Of Contract................................... 15
     Creditors' Claims........................................ 16
     Proof Of Facts........................................... 16
     Non-participating........................................ 16



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                                   DATA PAGE

                    Owner                              Region Number


                Annuitant                              Annuitant's
                                                       Birthdate


          Contract Number                              Contract Date


          Initial Purchase                             Income Date
                  Payment


                    Western-Southern Life Assurance Company
                         Special Markets Service Center
                                 P.O. Box 2850
                          Cincinnati, Ohio 45201-2850


ALLOCATION OF INITIAL PURCHASE PAYMENT (percentages must be in whole numbers not less than 5% and must total 100%):

VARIABLE ACCOUNT SUB-ACCOUNTS:                    FIXED ACCOUNT: 50%

Emerging Growth Sub-Account
International Equity Sub-Account
Growth & Income Sub-Account
Balanced Sub-Account                       30%
Income Opportunity Sub-Account
Bond Sub-Account
Standby Reserves Sub-Account               20%

FIXED ACCOUNT INITIAL INTEREST RATE:         (Effective Annual Rate)     through

         The interest rate credited to subsequent purchase payments allocated to the Fixed Account will be the current rate in effect on the date the payment is received. It will be guaranteed for one year from the date of receipt of payment and will never be less than 3%.



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================================================================================
DEFINITIONS
================================================================================

"The Company", "we", "our" and "us", is Western-Southern Life Assurance Company.

"Accumulation Unit" is an accounting unit of measure used to calculate the Variable Account Value prior to the Income Date.

"Annuitant" is the natural person whose life is used to determine the duration and amount of any annuity payments.

"Beneficiary" is the person, persons or entity to whom the death benefit will be paid if the Annuitant dies before the Income Date.

"Contract Value" is the sum of the Variable Account Value and the Fixed Account Value.

"Contract Year" is a year starting with the Contract Date indicated on page 3 or with a Contract Anniversary. A "Contract Anniversary" is the same day and month as the Contract Date in each subsequent year.

"Fixed Account" is an option under this Contract where purchase payments are allocated to the general account of the Company at a guaranteed interest rate.

"Income Date" is the date annuity payments begin. The Income Date is shown on page 3 and can be changed by written notice to us.

"Owner" is the person, persons or entity having all rights under this Contract unless otherwise provided. If there are Joint Owners they own the Contract equally with a right of survivorship. "Contingent Owner" is the person, persons or entity who will own the Contract following the Owner's death (or the death of both Joint Owners).

"Portfolio" is an investment portfolio of an open-end management investment company registered under the Investment Company Act of 1940.

"Qualified Contracts" are Contracts purchased in connection with a plan that qualifies for favorable tax treatment under Sections 401, 403(b) or 408 of the Internal Revenue Code.

"Sub-Account" is a division of the Variable Account which invests in a Portfolio. Purchase payments allocated to the Variable Account are further allocated to one or more of these Sub-Accounts, as designated by the Owner.

"Surrender Value" is the Contract Value less any surrender charge and less the Contract Maintenance Charge.

"Valuation Date" is each day on which valuation of the Variable Account Sub-Accounts is required by applicable law, including every day that the New York Stock Exchange is open.

"Valuation Period" is the period of time beginning at the close of a Valuation Date and ending at the close of the next succeeding Valuation Date.

"Variable Account" is an option under this Contract where purchase payments are allocated to a separate investment account of the Company.

"You" and "your" refer to the Owner or Owners if there are Joint Owners.

================================================================================
ACCUMULATION PROVISIONS
================================================================================

     PURCHASE PAYMENTS

         The initial purchase payment may not be less than $2,000. For Qualified Contracts, the minimum initial purchase payment is $1,000. However, monthly purchase payments of not less than $50 will be permitted if payments are made under an automatic or scheduled installment plan. If no purchase payments have been received for 2 full years, and both





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         (a) the total purchase payments less any partial withdrawals, and (b)
         the Contract Value, are less than $2,000, the Company will, after 14 days written notice to you, terminate this Contract and pay you the Surrender Value.

         Subsequent purchase payments must be at least $100 (at least $50 if made under an automatic or scheduled installment plan), and may be made at any time.

         The total of all purchase payments under this Contract may not exceed $500,000 without prior approval of the Company.

     ALLOCATION OF PURCHASE PAYMENTS

         You elect to have purchase payments allocated to the Fixed Account and/or one or more Sub-Accounts of the Variable Account. Each allocation must be in whole percentages of at least 5%. The sum of the allocation percentages must equal 100%.

         The allocation of the initial purchase payment is set forth on page 3. Additional purchase payments will be allocated in the same manner as your initial purchase payment unless changed by written request. All purchase payments received after a change in allocation will be invested in the same manner as your most recent allocation unless you instruct otherwise in writing.

     FIXED ACCOUNT

         The Fixed Account is an option under this Contract where purchase payments are allocated to the general account of the Company at a guaranteed interest rate.

         FIXED ACCOUNT VALUE

         The Fixed Account Value is equal to:

         o   The sum of all purchase payments allocated to the Fixed Account;
             plus

         o   Any Variable Account Value transferred to the Fixed Account; plus

         o   Interest credited to the Fixed Account; less

         o Any amounts transferred from the Fixed Account to the Variable Account; less

         o   Any amounts withdrawn for charges, deductions or surrenders.

         INTEREST CREDITED

         The Company will credit interest to each purchase payment allocated to the Fixed Account at the interest rate in effect when such purchase payment was received. That interest rate will be guaranteed for one year from the date of receipt. At the end of that year and at the end of each successive one year period, the Company will declare a new interest rate applicable for that purchase payment which will be guaranteed for the following year. The effective annual interest rate will never be less than 3%.

         The Company will credit interest on amounts transferred to the Fixed Account from the Variable Account in the manner stated above as of the date of transfer.

     VARIABLE ACCOUNT

         The Variable Account is an option under this Contract where purchase payments are allocated to a separate investment account of the Company. Assets of the Variable Account are the property of the Company and will be used to provide values and benefits under this Contract and similar contracts. The Variable Account may not be charged with liabilities arising out of any other business the Company may conduct.

         VARIABLE ACCOUNT VALUE

         The Variable Account Value is equal to the current value of all Accumulation Units in Sub-Accounts to which Contract Value is allocated.

         SUB-ACCOUNT

         The Variable Account is divided into Sub-Accounts, each of which invests in a Portfolio. Purchase payments are allocated to one or more of these Sub-Accounts as designated by you.



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         The Company may from time to time make additional Sub-Accounts available. These Sub-Accounts will invest in investment portfolios that the Company deems suitable for the Contracts. The Company also has the right to eliminate Sub-Accounts from the Variable Account, to combine two or more Sub-Accounts, or to substitute a new Portfolio or similar investment option for the Portfolio in which a Sub-Account invests. A substitution may become necessary if, in the Company's judgment, the Portfolio or other investment option no longer suits the purposes of the Contracts. This may happen due to unsatisfactory investment performance, a change in laws or regulations, a change in a Portfolio's investment objectives or restrictions, because the Portfolio is no longer available for investments, or for some other reason. The Company will obtain prior approval from the SEC to the extent required and any other required approvals before making such a change or substitution.

         ACCUMULATION UNITS

         The Company will use amounts allocated or transferred to a Sub-Account to buy Accumulation Units. The number of Accumulation Units is determined by dividing the amount allocated or transferred to the Sub-Account by the Accumulation Unit Value for the Sub-Account for the Valuation Period during which the purchase payment was received or the transfer was made.

         The Accumulation Unit Value for each Sub-Account was arbitrarily set at $10 when the first Portfolio interest was purchased by the Sub-Account. The Accumulation Unit Value for any subsequent Valuation Period is equal to:

         o The Accumulation Unit Value for the Sub-Account for the immediately preceding Valuation Period; multiplied by

         o The Net Investment Factor for the Sub-Account for such subsequent Valuation Period.

         NET INVESTMENT FACTOR

         The Net Investment Factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor may be greater or less than one; therefore, the Accumulation Unit Value may increase or decrease.

         For all Sub-Accounts (except the Growth & Income Sub-Account and the Bond Sub-Account), the Net Investment Factor for each Sub-Account for any Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where

         (a) is:

             (1) the net asset value per share of the corresponding Portfolio at the end of the current Valuation Period, plus

             (2) the per share amount of a dividend or capital gain distribution made by the Portfolio on shares held in the Sub-Account if the "ex-dividend" date occurs during the current Valuation Period, plus or minus

             (3) a per share charge or credit for any taxes reserved, which is determined by the Company to have resulted from the investment operations of the Sub-Account during the current Valuation Period; and

         (b) is:

             (1) the net asset value per share of the corresponding Portfolio at the end of the immediately preceding Valuation Period, plus or minus

             (2) a per share charge or credit for any taxes reserved for the immediately preceding Valuation Period; and





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         (c) is:

                  a factor representing the charges deducted from the Sub-Account on a daily basis for the daily portion of the annual Mortality and Expense Risk Charge (1.20%) and the annual Contract Administration Charge (0.15%).

         For the Growth & Income Sub-Account and the Bond Sub-Account, the Net Investment Factor for any Valuation Period is equal to one plus the net result of (a) divided by (b) where:

             (a) is the accrued gain or loss in the corresponding Sub-Account for the Valuation Period, including investment income, capital gains and losses, adjusted by:

                  (1) a charge to the Sub-Account on a daily basis representing the portion of the annual Mortality and Expense Risk Charge (1.20%) and the annual Contract Administration Charge (0.15%) that is allocable to the Sub-Account for the Valuation Period, and

                  (2) a charge or credit to the Sub-Account for any tax charge or tax credit determined by the Company to have resulted from the investment operations of the Sub-Account during the Valuation Period; and

             (b) is the value of the Sub-Account as of the close of the immediately preceding Valuation Period.

     TRANSFERS

         You may transfer all or a portion of the Contract Value among the Sub-Accounts and the Fixed Account. A transfer request must be in writing unless telephone transfer authorization has been received and approved by the Company. Transfers must be in amounts not less than $250 and may be made:

         o   among Sub-Accounts once every thirty days;

         o from one or more Sub-Accounts to the Fixed Account once per Contract Year; and

         o from the Fixed Account to one or more Sub-Accounts once per Contract Year, restricted to a maximum of 25% of the Fixed Account Value.

         When transferring Contract Value to more than one Sub-Account, not less than 5% of the total amount being transferred can be directed to each such Sub-Account.

         We may at any time revoke or modify the transfer provisions. Any change will be confirmed in writing to you.

================================================================================
CONTRACT CHARGES AND DEDUCTIONS
================================================================================

         The following contract charges may be imposed and are designed to reimburse the Company for expenses incurred that relate to the Contract. The Company guarantees that these charges will not increase, with the exception of the premium tax deduction.

     CONTRACT MAINTENANCE CHARGE

         On each Contract Anniversary prior to the Income Date we will deduct a Contract Maintenance Charge. The charge will also be deducted on any date that is not a Contract Anniversary on which you fully surrender the Contract or on the Income Date. The Contract Maintenance Charge for the first 10 Contract Years is $35. After the 10th Contract Anniversary, the Contract Maintenance Charge is the lesser of (a) $35, and (b) .17% of the Contract Value.




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     MORTALITY AND EXPENSE RISK CHARGE

         On each Valuation Date we will deduct from the Accumulation Unit Value a Mortality and Expense Risk Charge equal to a percentage of such value that is the daily equivalent of an effective annual rate of 1.20%. The Company assumes a "mortality risk" from our promise to pay a death benefit prior to the Income Date and from our obligation to make annuity payments to each annuitant regardless of how long he or she lives. For assuming this risk, we deduct a charge equal to an annual rate of .80% of the assets in the Sub-Account. The Company assumes an "expense risk" from the possibility that amounts deducted for administrative expenses may be insufficient to cover the actual costs. For assuming this risk, we deduct a charge at an annual rate of .40% of the assets in the Sub-Account.

     CONTRACT ADMINISTRATION CHARGE

         On each Valuation Date we will deduct from the Accumulation Unit Value a Contract Administration Charge equal to a percentage of such value that is the daily equivalent of an effective annual rate of .15%.

     PREMIUM TAX DEDUCTIONS

         The Company will deduct the amount of any premium taxes levied by a state or any other governmental entity. The Company currently deducts the applicable amount of premium taxes from the Contract Value on the Income Date except in those states which require such taxes to be paid when purchase payments are made. In those states, the Company deducts the applicable amount of premium taxes upon receipt of a purchase payment.

     SURRENDER CHARGE

         At the time of a surrender or withdrawal from the Contract Value and on the Income Date the Company may deduct a percentage of the amount surrendered or withdrawn as a surrender charge. See Surrender and Withdrawal Provisions below.

================================================================================
SURRENDER AND WITHDRAWAL PROVISIONS
================================================================================

     GENERAL SURRENDER PROVISIONS

         The Owner may withdraw part or surrender all of the Contract Value at any time this Contract is in force and prior to the earlier of the Income Date and the Annuitant's death, subject to the conditions set forth below. The withdrawal or surrender will be effective on the Valuation Date on or next following the date we receive your request at our Variable Annuity Service Center. The Company is not responsible for the tax consequences of any withdrawals or surrender.

     PARTIAL WITHDRAWALS

         You may request in writing to withdraw part of the Contract Value in amounts not less than $250. Your request must be received before the Income Date. If the Contract Value is reduced to below $2,000 by a partial withdrawal, the Company reserves the right to pay the total Surrender Value to you in a lump sum. Such payment will terminate this Contract and all obligations under this Contract. The amount withdrawn from the Contract Value will include any applicable surrender charge.

         The Company will process the withdrawals, unless instructed otherwise, by liquidating, on a prorata basis, Accumulation Units from all Sub-Accounts in which Contract Value is allocated and value from the Fixed Account.




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     SURRENDER

         The Surrender Value is the amount that will be paid if the full Contract Value is surrendered. When written request for surrender and the Contract are received, the Company will pay:

         o   the Contract Value on the date the surrender is effective; less

         o   any surrender charge which applies; less

         o   any Contract Maintenance Charge which applies.

     SURRENDER CHARGE

         If part or all of the Contract Value is withdrawn or surrendered or if annuity payments begin within the first seven Contract Years, a surrender charge will be deducted except as described below. The surrender charge is assessed on each purchase payment and is based upon the number of years since the purchase payment was received. For the purpose of calculating any surrender charge, purchase payments will be deemed to be withdrawn first and in the order they were received before any amounts in excess of purchase payments are withdrawn from the Contract Value. (Note - for tax purposes, withdrawals may be treated differently.)

         The applicable surrender charge percentages are: 7% in the first year following receipt of each purchase payment, 7% in year 2, 6% in year 3, 5% in year 4, 4% in year 5, 2% in year 6, 1% in year 7 and 0% thereafter. The surrender charge will be waived upon the death of the Annuitant or, if at least two years after the Contract Date, payments begin under one of the plans allowed in the Payout Provisions. Such a plan must have payments which will be made for at least five years.

         In any event, the surrender charge will be no more than 7% of the lesser of: (1) the total of all purchase payments made within 84 months prior to the date of request for surrender or withdrawal; or (2) the amount surrendered or withdrawn.

     FREE WITHDRAWAL AMOUNT

         You may withdraw, without a surrender charge, an amount equal to 10% of all purchase payments not already withdrawn which were made more than one year and less than seven years prior to the date of surrender or withdrawal. This free withdrawal privilege is non-cumulative and available each Contract Year for eligible purchase payments not already withdrawn. Free withdrawal amounts are deemed to be withdrawn on a first-in, first-out basis.

     SYSTEMATIC WITHDRAWAL PLAN

         You may elect in writing on a form provided by the Company to take systematic withdrawals by withdrawing a specified dollar amount of at least $100 on a monthly, quarterly, semi-annual, or annual basis. The Company will process the withdrawals by liquidating, on a pro rata basis, Accumulation Units from all Sub-Accounts in which Contract Value is allocated and value from the Fixed Account. A surrender charge may apply to systematic withdrawals. However, for the purpose of calculating any such surrender charge, purchase payments will be deemed to be withdrawn last and after any amounts in excess of purchase payments are withdrawn from the Contract Value. You may discontinue systematic withdrawals at any time by notifying the Company in writing.

         The Company reserves the right to discontinue offering systematic withdrawals upon 30 days' written notice to you; however, any such discontinuation would not affect a systematic withdrawal plan already commenced. The Company also reserves the right to assess a processing fee for this plan.

     REDUCTION OF SURRENDER CHARGE

         The surrender charge may be reduced or eliminated for annuity contracts sold to a trustee, employer or similar entity pursuant to a retirement plan or otherwise when contracts are




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         sold to a group of individuals such that the Company saves sales expenses. The decision to reduce or eliminate the surrender charge will be made exclusively by the Company.

     DELAY IN PAYMENT

         Payment of a surrender or withdrawal from the Variable Account will be made within seven days. The Company has the right to suspend or delay calculation or payment of any surrender or withdrawal from the Variable Account for any of the following reasons:

         1. The New York Stock Exchange is closed other than for customary weekend and holiday closings; or

         2.  Trading on the New York Stock Exchange is restricted; or

         3. An emergency exists as a result of which disposal of the securities is not reasonably practicable or it is not reasonably practicable to fairly determine the value of the net assets of the Variable Account; or

         4. The Securities and Exchange Commission, by order, permits postponement of payments for the protection of security holders; or

         5.  The request for surrender or withdrawal is not made in writing.

         Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in numbers 2 and 3 above exist.

         The Company further reserves the right to delay withdrawal of the Fixed Account Value for up to six months in those states where applicable law requires the Company to reserve such right.

================================================================================
OWNERSHIP PROVISIONS
================================================================================

     CONTRACT OWNER

         The Annuitant is the Owner of the Contract unless some other person(s) is(are) named as Owner on page 3. The Owner has all rights under the Contract unless otherwise provided.

     JOINT OWNER

         The Contract may be owned by two persons as Joint Owners. In this case, both Joint Owners must consent to any withdrawals, surrenders or changes to the Contract or beneficiary.

     CONTINGENT OWNER

         If you are the Owner but are not the Annuitant, you may name a Contingent Owner to take over as Owner upon your death. The naming of a Contingent Owner will not take effect until we record it at the Home Office. We are not responsible for the tax consequences resulting from the change of the Owner.

     BENEFICIARY

         You may designate a beneficiary and change any designated beneficiary any time during the lifetime of the Annuitant by written notice satisfactory to us. The change will take effect on the date the notice is signed. A change will not apply to any payment we make or any other action we take before the notice is received and recorded by us at our Home Office.

     ASSIGNMENT

         You may assign the Contract in writing. The assignment will not bind us until our Home Office records show that we have received a copy. Your rights and those of any beneficiary or Contingent Owner will be subject to the assignment. We are not responsible for the validity or tax consequences of the assignment.





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================================================================================
DEATH PROVISIONS
================================================================================

     DEATH OF OWNER

         If the Contract is owned by Joint Owners and one of them dies, the surviving Owner will become the sole Owner. If the Contract is owned by one person and a Contingent Owner has been named, the Contingent Owner will become the Owner if the sole Owner dies. If there is no Joint Owner or Contingent Owner at the time of the Owner's death, the estate of the Owner becomes Owner.

         If an Owner who is not also the Annuitant dies before the Annuitant and before the Income Date, the Surrender Value must be paid to the new Owner (or surviving Joint Owner) within 5 years of the deceased Owner's death. Alternatively, the new Owner (or surviving Joint Owner) may elect to receive periodic payments to begin within one year of the deceased Owner's death in the form of a life annuity or an annuity for a period certain not exceeding the new Owner's (or surviving Joint Owner's) life expectancy. (If the Annuitant dies prior to payment of the Surrender Value or commencement of periodic payments, no death benefit shall be payable.) In addition, if the new Owner (or surviving Joint Owner) is the surviving spouse of the deceased Owner, then the Contract may continue in the name of the surviving spouse who may exercise all rights of ownership under the Contract.

         If an Owner or Joint Owner who is the Annuitant dies before the Income Date, the Death of Annuitant provision shall apply.

         If an Owner dies on or after the Income Date, any payments that remain to be made must be made at least as rapidly as under the payout plan in effect on the date of the Owner's death.

     DEATH OF ANNUITANT

         If the Annuitant dies before the Income Date, the beneficiary will be paid a death benefit. The death benefit will be paid to the beneficiary either in one sum or in the form of an annuity if the beneficiary should so elect within 60 days of the Annuitant's death. However, if the Annuitant is the Owner and the surviving spouse is the sole beneficiary, then the spouse may elect to continue the Contract and become the new Owner and Annuitant.

     DEATH BENEFIT

         If the Annuitant dies during the first seven Contract Years and prior to the first day of the calendar month after his or her 80th birthday, the death benefit will equal the greater of (1) the Contract Value on the date both due proof of death and death benefit payout instructions are received by the Company; and (2) the sum of all purchase payments less any amounts previously withdrawn. If the Annuitant dies on or after the seventh Contract Anniversary and prior to the first day of the calendar month after his or her 80th birthday, the death benefit will equal the greatest of (1) the Contract Value on the date both due proof of death and death benefit payout instructions are received by the Company; (2) the sum of all purchase payments less any amounts previously withdrawn; and (3) the Contract Value on the most recent septennial Contract Anniversary plus any purchase payments made since that Contract Anniversary and less any amounts withdrawn since that Contract Anniversary. If the Annuitant dies on or after the first day of the calendar month after his or her 80th birthday, the death benefit will equal the Contract Value on the date both due proof of death and death benefit payout instructions are received by the Company.

     REQUIRED DISTRIBUTIONS

         An Owner or beneficiary who is required to surrender this Contract within a specified time or begin to receive payments in the form of a life annuity or annuity for a period certain





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         not exceeding the recipient's life expectancy may choose a Payout Plan in the Payout Provisions of the Contract that meets those requirements.

     PRIORITY OF BENEFICIARIES

         You may designate the beneficiaries as primary or contingent to indicate the order in which they will receive any death benefit payable. If you name two or more beneficiaries of the same class, they will share equally unless you state how they are to share. If you identify a beneficiary as a relative, we will interpret that to mean a relative of the Annuitant unless you state that the relationship is to another person.

         Any death benefit will be paid to the primary beneficiaries who are living when payment is due. If there are no living primary beneficiaries, payment will be made to the contingent beneficiaries who are living when payment is due. If all beneficiaries have predeceased the Annuitant, the death benefit will be paid to the Owner if different than the Annuitant and, if not, to the Annuitant's estate.

         Any beneficiary who dies within 10 days after the Annuitant's death will not be entitled to any benefits payable on such a death unless that beneficiary is living when we receive due proof of the Annuitant's death.

================================================================================
PAYOUT PROVISIONS
================================================================================

     INCOME DATE

         We will start annuity payments on the Income Date shown on page 3 unless you request a change in the Income Date. The Income Date is the Contract Anniversary on or following the Annuitant's 80th birthday or the 10th Contract Anniversary, if later, unless otherwise indicated on page 3. The Income Date can be changed by written notice to us. Your written request must be received by us at least 31 days prior to the existing Income Date. Upon receipt of your request, the Income Date will be the date you select.

         Annuity payments will be paid to the Annuitant unless you designate another payee. You may change the payee at any time by written notice to us. Such notice must be received at our Home Office at least 31 days prior to a payment due date for the change to be effective on such date. An executor, administrator, trustee, corporation, partnership or association other than the Owner may not be a payee without our approval. A payee designation is automatically revoked by the death of the designated payee.

     PAYOUT PLANS

         You may apply the Surrender Value, less any applicable premium tax, under any of the following payout plans. You may also request quarterly, semiannual, or annual payments in place of monthly payments, or, with our approval, choose another plan that is not listed below.

         1) Installment Income Plans

            A) Fixed Period - Paid in equal monthly payments for the number of years you select (1-30). The payments for each $1,000 applied will not be less than those shown in the Fixed Period Table.

            B) Fixed Amount - Paid in equal monthly payments of $5 or more for each $1,000 applied until the full amount with compound interest at not less than 3% a year is used up.

         2) Life Income Plans

            A) One Life - Paid in equal monthly payments during the lifetime of a designated person. We will guarantee payments for either 10 years or 20 years and for as long as that person lives. Payments for each $1,000 applied will not be less than those shown in the One Life Table. The amount paid is based on the person's sex and age on the date of the first payment. Payments may not be commuted.

            B) Joint and Survivor - Paid in equal monthly payments during the lifetimes of two designated persons. Payments will continue as long as either person is living. The amount of each payment is based on both persons' sex and age on the date of the first payment. If either one dies before the due date of the first payment, we will make payments during the survivor's lifetime under Life Income Plan A with payments guaranteed for 10 years. Payments may not be commuted.

         If you do not elect a payout plan by the Income Date, we will apply the Surrender Value, less any applicable premium tax, on the Income Date under Life Income Plan A with monthly payments guaranteed for 10 years. When a payee dies, any remaining payments will be paid to the Owner unless the Owner names another payee.







                       FIXED PERIOD MINIMUM INCOME TABLE*
                    Monthly Payments for each $1,000 applied

--------------------------------------------------------------------------------
         Number   Monthly  Number   Monthly   Number   Monthly
           of     Install-   of     Install-   of      Install-
         Years    ments    Years    ments     Years    ments
--------------------------------------------------------------------------------
           1      $84.47     11      $8.86      21      $5.32

           2       42.86     12       8.24      22       5.15

           3       28.99     13       7.71      23       4.99

           4       22.06     14       7.26      24       4.84

           5       17.91     15       6.87      25       4.71


           6       15.14     16       6.53      26       4.59

           7       13.16     17       6.23      27       4.47

           8       11.68     18       5.96      28       4.37

           9       10.53     19       5.73      29       4.27

          10        9.61     20       5.51      30       4.18

              *Values are based on compound interest at 3% a year.

                         ONE LIFE MINIMUM INCOME TABLE*
                    Monthly Payments for each $1,000 applied

======================================================================================
Age of         Life             Life        Age of        Life             Life
Payee        10 Years         20 years      Payee       10 Years         20 Years
Last          Certain          Certain      Last         Certain          Certain
Birth-   ---------------------------------  Birth- -----------------------------------
 day       Male   Female    Male   Female    day       Male   Female     Male  Female
--------------------------------------------------------------------------------------
15 and
 under    $2.84    $2.77    $2.84   $2.76     50      $4.04    $3.71    $3.92   $3.66
  16       2.86     2.78     2.85    2.78     51       4.11     3.77     3.98    3.71
  17       2.87     2.79     2.87    2.79     52       4.18     3.83     4.04    3.76
  18       2.89     2.80     2.88    2.80     53       4.26     3.89     4.10    3.82
  19       2.90     2.82     2.90    2.81     54       4.35     3.96     4.16    3.87

  20       2.92     2.83     2.91    2.83     55       4.43     4.03     4.23    3.93
  21       2.94     2.84     2.93    2.84     56       4.53     4.10     4.29    4.00
  22       2.96     2.86     2.95    2.85     57       4.62     4.18     4.36    4.06
  23       2.97     2.87     2.97    2.87     58       4.73     4.27     4.43    4.13
  24       2.99     2.89     2.99    2.88     59       4.83     4.36     4.50    4.20

  25       3.02     2.90     3.01    2.90     60       4.95     4.45     4.57    4.27
  26       3.04     2.92     3.03    2.92     61       5.07     4.55     4.64    4.34
  27       3.06     2.94     3.05    2.94     62       5.20     4.66     4.71    4.42
  28       3.08     2.96     3.07    2.95     63       5.33     4.77     4.78    4.49
  29       3.11     2.98     3.10    2.97     64       5.47     4.89     4.84    4.57

  30       3.14     3.00     3.12    2.99     65       5.62     5.01     4.91    4.64
  31       3.16     3.02     3.15    3.01     66       5.77     5.15     4.97    4.72
  32       3.19     3.04     3.18    3.04     67       5.93     5.29     5.04    4.80
  33       3.22     3.07     3.21    3.06     68       6.09     5.44     5.09    4.87
  34       3.26     3.09     3.24    3.08     69       6.26     5.59     5.15    4.94

  35       3.29     3.12     3.27    3.11     70       6.43     5.76     5.20    5.01
  36       3.32     3.15     3.30    3.13     71       6.61     5.93     5.24    5.08
  37       3.36     3.17     3.33    3.16     72       6.79     6.11     5.29    5.14
  38       3.40     3.20     3.37    3.19     73       6.97     6.30     5.32    5.20
  39       3.44     3.24     3.41    3.22     74       7.16     6.50     5.36    5.25

  40       3.48     3.27     3.45    3.25     75       7.34     6.70     5.39    5.30
  41       3.53     3.30     3.49    3.29     76       7.53     6.91     5.41    5.34
  42       3.58     3.34     3.53    3.32     77       7.71     7.12     5.43    5.37
  43       3.63     3.38     3.57    3.36     78       7.89     7.33     5.45    5.40
  44       3.68     3.42     3.62    3.39     79       8.06     7.54     5.47    5.43

  45       3.73     3.46     3.66    3.43     80       8.23     7.75     5.48    5.45
  46       3.79     3.51     3.71    3.47     81       8.39     7.95     5.49    5.47
  47       3.85     3.55     3.76    3.52     82       8.53     8.15     5.50    5.48
  48       3.91     3.60     3.81    3.56     83       8.67     8.33     5.50    5.49
  49       3.97     3.65     3.87    3.61     84       8.80     8.50     5.51    5.50
                                            85 and     8.92     8.66     5.51    5.50
                                             over
======================================================================================

            *Values are based on the "1983 Table a" adjusted for age
               last birthday, with compound interest at 3% a year.

     ADDITIONAL INTEREST

         We guarantee interest under all Installment Income and Life Income Plans at a minimum rate of 3% per year. We may increase the interest rate above the minimum on these plans. Monthly payments under these plans will be based on the interest rate in effect on the due date of the first payment.

     CHOOSING A PAYOUT PLAN

         You may choose or change a payout plan any time before the Income Date. The choice or later change of a payout plan must be in writing and in satisfactory form to us. If you make the request, it must be received before the Income Date. The minimum amount which may be applied under a payout plan is $1,000. Any choice involving more than one payout plan must have our approval.

     MINIMUM INSTALLMENT

         Each payment must be at least $50. We may change the number of payments we make in a year so that each payment is at least $50. If the amount to be applied is less than $1,000 or an annual payment would be less than $50, the payout plan will not take effect or will terminate.

     DUE DATE

         The first payment under a payout plan chosen by the beneficiary will be due on the date the plan is selected. The first payment under a payout plan chosen by you for the beneficiary will be due on the date of the Annuitant's death. The first payment under a payout plan chosen by you upon withdrawal of the Surrender Value will be due when the request to withdraw is received.

================================================================================
GENERAL PROVISIONS
================================================================================

     REPORTS

         At least once each Contract Year prior to the Income Date, we will mail a report to you at your last address known to us. This report shall include a statement of the Fixed Account Value and the Variable Account Value. The information in this report shall be as of the date not more than 4 months prior to the date the report is mailed. We will also send you confirmations of transactions under the Contract, such as purchase payments, transfers and withdrawals and, at least semi-annually, a report of the investments held in the Sub-Accounts and any other information required by applicable law or regulation.

     STATEMENTS IN APPLICATION

         All statements made in the application are considered to be representations and not warranties. No statement will be used in defense of a claim unless it is in the application.

     MODIFICATION OF CONTRACT

         Any change in the Contract or waiver of its provisions must be in writing and signed by our Chairman, President or Secretary. No other person can change or waive any of its provisions.

     INCONTESTABILITY

         The Contract will be incontestable after it has been in force during the Annuitant's lifetime for two years from the Contract Date.

     INCORRECT AGE OR SEX

         If the age or sex of the Annuitant has been misstated, we will adjust all benefits to those that the purchase payment(s) for the Contract would have purchased for the correct age and sex. Any overpayments we make will be charged with compound interest against subsequent payments. Any amounts we owe as a result of underpayments will be paid with compound interest upon receipt of notice of the underpayment. The rate will be the rate we used to determine the number or amount of the payments.

     PLACE OF PAYMENT

         We will make all payments due under the contract at our Home Office.

     SUBMISSION OF CONTRACT

         We may ask you to relinquish the Contract or send it to us for endorsement before we make any payment. Failure to have you relinguish the Contract or to note payment on it does not indicate that we have not made payment.

     CREDITORS' CLAIMS

         All payments under the Contract will be exempt from the claims of creditors and legal process to the extent permitted by law. No payment will be transferred, assigned or withdrawn before it becomes payable unless we agree.

     PROOF OF FACTS

         We may ask any person claiming the right to payments for proof satisfactory to us of such person's right to payment. Any payment we make relying on that proof discharges us from any obligation to make that payment to another person. We will require proof of date of birth of the person(s) on whose life (or lives) payments are based.

     NON-PARTICIPATING

         This contract does not participate in surplus earnings of the Company.

                    Western-Southern Life Assurance Company
                                Cincinnati, Ohio



















                           Issued by a Stock Company
               Home Office: 400 Broadway, Cincinnati, Ohio 45202
              FLEXIBLE PURCHASE PAYMENT DEFERRED VARIABLE ANNUITY
                         Income Payable at Income Date
                       Death Benefit Prior to Income Date
                               Non-Participating